Exhibit 5.1

David Lubin & Associates, PLLC
10 Union Avenue, Suite 5
Lynbrook, NY 11563
Telephone: (516) 887-8200
Facsimile: 516-887-8250
david@dlubinassociates.com

                                                                October 24, 2011

Medical Care Technologies Inc.
Room 815, No. 2 Building Beixiaojie, Dongzhimen Nei
Beijing, People’s Republic of China 10009

Re:           Registration Statement on Form S-1 –File No.333-177245

 Gentlemen:

We have acted as counsel to Medical Care Technologies Inc. (the "Company") in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed sale by the Company of up to 60,000,000 shares of common stock (the “Shares”) at a price of $0.01 per share.

           In connection therewith, we have examined and relied, upon original, certified, conformed, photostat or other copies of (a) the Articles of Incorporation and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company; (c) the Registration Statement and the exhibits thereto; and (d) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as we have deemed necessary as to matters of fact and have made such examination of laws as we have deemed relevant as a basis for the opinions herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies.

Based on our examination mentioned above, we are of the opinion that when issued in accordance with the terms described in the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

 This opinion letter is opining upon and is limited to the federal securities laws of the United States, New York and Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Sincerely, /s/ David Lubin & Associates, PLLC DAVID LUBIN & ASSOCIATES, PLLC